Exhibit 4.20

Short-Term Credit Facility Agreement

Agreement No. [*]

Borrower: Zhongjing Pop (Guangzhou) Culture Media Co., LTD

Unified Social Credit Code: [*]

Legal Representative/Responsible Person: Huang, Zhuoqin

Address: Room 1101, 156 Nanzhou Road, Haizhu District, Guangzhou

Zip code: 510200

Account number: [*]

Tel: [*] Fax: /

Lender: Bank of China Limited Guangzhou Panyu Branch

Legal Representative/Person in Charge: Xu, Jianye

Address: 338 Qinghe East Road, Qiao Town, Panyu City

The Borrower and the Lender, through consultation on an equal footing, have reached an agreement on the issue of the Lender's provision of working capital loan to the Borrower and hereby enter into this Agreement.

Article 1. Borrowing Limit and Withdrawal Notice

The Lender agrees to provide the Borrower with a loan of RMB eight million (in words). The use term of the quota is from May 27, 2021 to December 31, 2021. During the term of use of the quota, the Borrower may recycle the quota according to the purpose of borrowing agreed herein. The balance of the principal of the loan incurred by the Borrower under this Agreement at any point during the term of the loan shall not exceed the limit. The specific amount of loan principal shall be determined in the Withdrawal Notice.

If the Borrower applies for a single loan as agreed herein, it shall submit the Withdrawal Notice to the Lender during the term of use of the quota (See attachment for format). The Withdrawal Notice shall be signed by the legal representative or authorized signatory of the Borrower and affixed with the official seal of the Borrower or the seal of the finance department, if signed by the authorized signatory, the power of attorney should be provided. In the case of finance department seal, the Borrower hereby confirms the financial department seal affixed with the Notice of Withdrawal has the same legal effect as the Borrower's official seal. The withdrawal notice after examined by the Lender to accept and agree to according to the notice of withdrawal (Borrowers loan review shall be deemed to be agreed) party a shall form an integral part of this Agreement, both parties shall be determined according to the notice of withdrawal and the Agreement rights and obligations of both parties, especially the right of the Lender to the Borrower balance. The contents of the Withdrawal Notice shall not violate the contents of this Agreement. In case of any conflict with this Agreement, this Agreement shall prevail.

The expiration of the limit shall not affect the legal effect of the Agreement , and shall not constitute the cause of termination of the Agreement . Both parties shall complete the single loan business specified in this Agreement in accordance with the Agreement, the Withdrawal Notice and other relevant provisions.

For the purpose of this article, "Loan principal balance" means the loan which has been released by the Lender pursuant to this Agreement and has not yet been repaid by the Borrower.

Article 2. Borrowing Period

The term of a single loan under this Agreement shall be determined in the Withdrawal Notice submitted by the Borrower, but the term of any single loan shall not exceed 12 months.

Article 3. Purpose of Loan

The purpose of borrowing under the quota limit is limited to: supplementing the working capital of daily operation, paying salaries, etc.

The purpose of a single loan under this Agreement shall be determined in the Withdrawal Notice submitted by the Borrower, but shall not exceed the scope of use of the loan stated in this Article.

Without the written consent of the Lender, the Borrower shall not change the purpose of the loan, including but not limited to, the Borrower shall not use the loan for fixed assets, equity and other investments shall not be used in any field where production or business operation is prohibited by laws, regulations or regulations and use, shall not be used for lending or buying other financial products arbitrage, and is prohibited to use bank loans for other purposes.

The Lender has the right to supervise the Borrower's use of the loan.

Article 4. Loan Interest Rate and Accrued Interest (Notes: Fill in according to the facts, and delete any inapplicable clauses)

1. Borrowing Rates

The borrowing rate is a floating rate, starting from the actual drawdown date (the first actual drawdown date in the case of tranches), and repriced every 12 months on a floating cycle. The repricing date is the first day of the next floating cycle, that is, the starting date is the corresponding day of the repricing month, if there is no corresponding day of the current month, it is the last day of the current month.

The interest rate of each withdrawal loan shall be specified in the Withdrawal Notice according to the loan terms set forth in the Withdrawal Notice submitted by the Borrower.

2. Interest Calculated

The interest shall start from the date on which the Borrower actually draws the money and be calculated on the basis of the actual amount of the withdrawal and the number of days for which the money is used.

Interest calculation formula: Interest = principal x actual days x daily interest rate.

The daily interest rate is calculated based on 360 days per year. The conversion formula is: Daily interest rate = Annual interest rate/360.

3. Way of Settlement

The Borrower shall settle the interest in (1) below:

（1) On a quarterly basis, the 20th day of the last month of each quarter is the interest settlement date, and the 21st day is the interest payment date.

（2) The interest is paid on a monthly basis, with the 20th day of each month as the interest payment date and the 21st day as the Interest payment date.

If the last repayment date of the loan principal is not the interest payment date, the last repayment date of the loan principal is the interest payment date, and the Borrower pays off the interest payable in full.

4. Penalty

(1) If the loan is overdue or fails to be used for the purpose agreed in the Agreement, the part thereof shall be overdue or misappropriated from the date of overdue or misappropriated.

Penalty interest shall be calculated and collected according to the penalty interest rate stipulated in this paragraph until the principal and interest are paid off.

(2) The interest and penalty interest that the Borrower fails to pay on schedule shall be settled in the manner stipulated in Paragraph 3 of this Article in accordance with this Paragraph.

The fixed penalty interest rate is compounded.

(3) Penalty interest rate

Penalty interest rate for floating rate loans:

A. Float in accordance with the float cycle agreed in paragraph 1 of this Article from the date of overdue or misappropriation. Penalty rate repricing date shall be the corresponding date of the month in which the overdue or misappropriation happens. If there is no corresponding date in the current month, the last day of the current month shall be the penalty interest repricing date.

B. The penalty interest rate of overdue loans is 50% above the basic penalty interest rate determined in item C of this paragraph, and the penalty interest of misappropriated loans

The interest rate shall be 100% above the penalty base rate determined in item C of this paragraph.

C. Within the first floating period, the base interest rate of penalty interest shall be the loan interest rate that is overdue or misappropriated in the current period, and shall float every time the base penalty interest rate of the next floating period after the period is repriced on the repricing date in accordance with the method stipulated in paragraph 1 of this Article.

Article 5. Withdrawal Conditions

The Borrower shall meet the following conditions for withdrawal:

1. The Agreement and its annexes have come into force;

2. The Borrower has provided security as required by the Lender, and the security Agreement has come into effect and completed the statutory approval, registration or filing procedures;

3. The Borrower has reserved the Borrower's documents, receipts and seals related to the conclusion and performance of this Agreement with the Lender 、list of personnel, signature sample, and fill in the relevant voucher;

4. The Borrower has opened an account necessary for the performance of this Agreement as required by the Lender;

5. Submit the Withdrawal Notice and relevant documents of loan purpose to the Lender five banking days before the loan, and go through relevant withdrawal procedures; and the loan interest rate and use listed in the Withdrawal Notice Section are in accordance with the Agreement;

6. The Borrower has submitted to the Lender the resolutions and authorizations of the Board of Directors or other competent authorities agreeing to sign and perform this Agreement right of books;

7. Other withdrawal conditions stipulated by law and agreed upon by both parties: N/A.

If the aforesaid conditions for withdrawal are not met, the Lender has the right to reject the Borrower's application for withdrawal, except where the Lender agrees to make the loan.

Article 6. Payment of Loan Funds

1. Loan Release Account

The Borrower shall open the following account at the Lender as the loan release account, and the loan release and payment shall be handled through this account.

Account name: Zhongjing Pop (Guangzhou) Culture Media Co., LTD

Account Number: [*]

2. Payment Method of Loan Funds

(1) The payment method of loan funds shall be in accordance with laws, regulations, regulatory provisions and the agreement hereof. The method of payment of borrowed funds shall be confirmed in the Withdrawal Notice, and the Lender considers that the loan selected in the Withdrawal Notice is borrowed. If the method of payment does not meet the requirements, the Lender has the right to change the method of payment or stop the issuance and payment of loan funds.

(2) Entrusted payment by the Lender, that is, the Lender shall pay the borrowed funds according to the withdrawal application and payment authorization of the Borrower to the Borrower's counterparty conforming to the purposes agreed herein. In accordance with the relevant provisions of the CBRC and the internal management provisions of the Lender,

Payment of loan funds conforming to any of the following conditions shall be made by the Lender's entrusted payment method:

A. The Lender establishes a new credit business relationship with the Borrower, and the Borrower's credit rating does not meet the Lender's internal requirements;

B. When applying for withdrawal, the payment object is clear (with clear account and account name) and the single amount exceeds 10 million Yuan (not including 10 million Yuan);

C. Other circumstances specified by the Lender or agreed with the Borrower: N/A.

(3) Self-payment by the Borrower, that is, the Lender releases the loan funds to the Borrower's account according to the Borrower's withdrawal application after that, the Borrower shall voluntarily pay to the Borrower's counterparty conforming to the purposes agreed in the Agreement. Except for the provisions of the preceding paragraph, it shall be accepted by the Lender

Except in the case of payment by trust, the payment method of other borrowed funds shall be independently paid by the Borrower.

(4) Change of Payment Method.

After submitting the Withdrawal Notice, such as the Borrower's external payment, credit rating, etc., the payment method shall be changed if the self-paid loan funds meet the conditions stipulated in Item (2) of Paragraph 2 of this Article. In case of change of payment method or entrusted payment method of external payment amount, payment object, loan purpose, etc., the Borrower shall provide the Lender with a written explanation of the application for change, and submit a new Withdrawal Notice and proof of funds use of relevant transaction information.

3. Specific Requirements for Entrusted Payment of Loan Funds

(1) Payment Entrustment

In conformity with the Lender entrusted payment terms, the Borrower should indicate clearly in the withdrawal notice of payment, that the authorized and entrusted the Lender will borrow funds included in the designated account of the Borrower, will directly borrow money to pay in accordance with this Agreement USES the counterparty accounts designated by the Borrower, and should provide credit counterparties name, Counterparty account, payment amount and other necessary payment information.

(2) Transaction Information Provision. If the entrusted payment requirements are met, the Borrower shall, at the time of each drawdown, provide the Lender with the information of its lending account and counterparty account, as well as the certification materials proving that the drawdown conforms to the purpose specified in the limit Agreement. The Borrower shall guarantee that all information provided to the Lender is true, complete and valid. The Lender shall not be liable for any failure to fulfill the entrusted payment obligations due to the untruthfulness, inaccuracy or incompleteness of Borrower’s relevant transaction materials. Any repayment obligations already incurred by the Borrower under this Agreement shall not be affected.

(3) Performance of the entrusted payment obligations of the Lender

A. In case of entrusted payment by the Lender, the Lender shall review and verify the payment authorization and relevant transaction materials submitted by the Borrower. The Lender shall then pay the borrowed funds to the Borrower's counterparty through the Borrower's account.

B. After examination, if the Lender finds that the usage proof materials provided by the Borrower and other relevant transaction materials are not in conformity with provisions hereof or if there are other defects, the Lender has the right to require the Borrower to supplement, replace, explain or resubmit relevant materials that satisfy the requirements. The Lender has the right to refuse to release or pay the relevant funds until the relevant transaction materials are deemed qualified by the Lender.

C. In case of refund from counterparty account opening bank, the Lender cannot timely release the money in accordance with the payment order of the Borrower, the Lender shall not bear any liability for the payment of funds to its counterparty, and the repayment obligations already incurred by the Borrower under this Agreement shall not be affected. The Borrower hereby authorizes the Lender to freeze the amount returned by the counterparty account opening bank. In this case, the Borrower shall re-submit the payment authorization and proof of use materials and other relevant transaction materials.

(4) The Borrower shall not evade the Lender's entrusted payment by breaking it into parts.

4. After the loan funds are released, the Borrower shall timely provide the records and materials of the use of the loan funds as required by the Lender.

The aforementioned materials shall include but not limited to the certificate of use of funds, purchase and sales Agreement, etc.

5. Under any of the following circumstances, the Lender has the right to redetermine the terms of loan issuance and payment or to stop the issuance of loan funds put and pay:

(1) The Borrower breaches this Agreement, or avoids the entrusted payment by the Lender by breaking the whole into parts;

(2) The Borrower's credit status declines or the profitability of its main business is not strong;

(3) Abnormal use of loan funds;

(4) The Borrower fails to timely provide records and materials on the use of the borrowed funds as required by the Lender;

(5) The Borrower pays the loan funds in violation of this Article;

(6) The mortgaged property or the pledge is depreciated, damaged, lost or sealed up;

(7) The Borrower fails to pass the annual examination conducted by the Lender every year.

Article 7. Repayment

1. The Borrower designates the following account as the fund collection account, and the fund collection of the Borrower shall enter this account. The Borrower shall timely provide the information of funds in and out of the account. The Lender shall have the right to require the Borrower to explain the large and abnormal funds in the capital collection account monitor the inflow and outflow of the account.

Account name: Zhongjing Pop (Guangzhou) Culture Media Co., LTD

Account number: [*]

2. In case of an order of loan hereunder, the Borrower shall pay the interest in accordance with Article 4 hereof and follow the "Withdrawal Pass" the repayment period or plan to repay the loan specified in the notice. If the Borrower wants to change the aforesaid repayment term or plan, it shall make a corresponding change a written application shall be submitted to the Lender 30 working days before the maturity of the loan. The change of the repayment term or plan shall be made in written form by both parties confirmation.

3. Unless otherwise agreed by the parties, in the event that the Borrower defaults on the principal and interest of the loan at the same time, the Lender shall have the right to determine the sequence of repayment of the principal or interest; if there are multiple loans due or overdue under this Agreement, the Lender has the right to determine the repayment sequence of a certain repayment by the Borrower. Where there is more than one loan Agreement that has expired between the Borrower and the Lender, the Lender has the right to determine the order in which the Borrower performs each repayment.

4. Unless otherwise agreed by both parties, the Borrower may repay the loan in advance, but the Borrower shall notify the Lender written notice 30 banking days in advance. The amount of repayment ahead of schedule is used to repay the loan principal and interest that are due in the final sequence, according to a reverse order.

5. The Borrower shall make repayment in conformity with the payment method stipulated in the clause (1) below:

(1) The Borrower shall deposit the full amount of capital in the following repayment account no later than 3 banking days prior to the maturity of each principal and interest for repayment, the Lender has the right to deduct money from this account on its own initiative on each principal and interest due date.

Account name: Zhongjing Pop (Guangzhou) Culture Media Co., LTD.

Account number: [*]

（2）Other repayment methods agreed by both parties:

Article 8. Guarantee

1. The guarantee of the debt hereunder is as follows:

(1) This Agreement belongs to the main Agreement under the Maximum Amount Guarantee Agreement no. GBZ476780120200636 signed by the guarantor Huang Zhuoqin and the Lender, which shall provide the maximum amount guarantee.

(2) This Agreement is signed by the guarantor Xiamen Pupu Culture Co., Ltd. and the Lender with the number as for the main Agreement under GBZ476780120200636 Maximum Amount Guarantee Agreement, it shall provide maximum amount guarantee.

2. The Lender shall have the right to request and the Borrower shall be obliged to provide a new guarantee or change the Guarantor to guarantee the debt hereunder, if any event occurs to the Borrower or the Guarantor, which the Lender considers may affect Borrower or Guarantor’s ability to perform under this agreement; the guaranty agreement becomes null and void, or it has been revoked or remove; the Borrower or the Guarantor is in financial deterioration or involved in significant litigation or arbitration cases; the account of the Borrower or the Guarantor is seized; the Borrower or the Guarantor’s ability to perform under this Agreement is impacted by other reasons; the Guarantor defaults under provisions of the guaranty agreement or other agreements with the Lender; or the collateral is damaged, lost, or seized, leading to a decrease or loss in the value of the collateral.

Article 9. Representations and Undertakings

1. The Borrower declares as follows:

(1) The Borrower is legally registered and existing, and has full capacity for civil rights and conduct required for signing and performing this Agreement;

(2) The execution and performance of this Agreement is based on the Borrower's true intention and the Borrower has obtained legal and valid authorization in accordance with its articles of association or other internal management documents, and will not violate any agreements, contracts and other legal documents binding on the Borrower. The Borrower shall have obtained or will obtain all relevant approvals, permits, archival filing or registration necessary for the execution and performance of this Agreement;

(3) All documents, financial statements, vouchers and other information provided by the Borrower to the Lender hereunder are true, complete, accurate and valid;

(4) The transaction background of the Borrower's application for business classification to the Lender is real and legal, and does not involve money laundering, terrorist financing, illegal purposes such as proliferation financing of weapons of mass destruction, tax evasion and fraud, and shall not violate the sanctions imposed by the United Nations, China, other countries and international organizations.

(5) The Borrower does not conceal from the Lender any event that may affect the financial condition and performance ability of the Borrower and the Guarantor;

(6) The Borrower and the loan project meet the national environmental protection standards, and the enterprises and outstanding projects do not have significant energy consumption and pollution problems that cannot be corrected, as announced and it is not identified by relevant national departments as having risk of energy consumption and pollution;

(7) Other matters declared by the Borrower: N/A.

2. The Borrower undertakes as follows:

(1) As required by the Lender, the Borrower shall regularly or timely submit its financial statements (including but not limited to annual, quarterly and monthly statements) and other relevant materials to the Lender. The Borrower shall ensure that it continuously meets the following financial indicators: the Borrower's asset-liability ratio is not higher than 70%.

(2) If the Borrower has entered into or will enter into a counter-security agreement or similar agreement with the Guarantor of this Agreement in respect of its security obligations, such agreement will not prejudice any of the Lender's rights under this Agreement.

(3) The Borrower shall accept the Lender's credit inspection and supervision, and give adequate assistance and cooperation. In case of independent payment, the Borrower shall, as required by the Lender, regularly summarize and report the payment and use of loan funds, and the specific summary and report time is every month.

(4) In case of merger, division, capital reduction, equity transfer, foreign investment, material increase in debt financing, transfer of major assets and creditor's rights and other matters that may adversely affect the repayment ability of the Borrower, the Borrower shall obtain written consent of the Lender in advance.

The Borrower shall promptly notify the Lender of any of the following:

A. Changes in the articles of association, business scope, registered capital and legal representative of the Borrower or guarantor;

B. To carry out any form of joint venture, joint venture with foreign investors, cooperation, contract operation, reorganization, restructuring, planned listing and so on changes in the mode of battalion;

C. Being involved in a major litigation or arbitration case, or having property or security sealed, seized or supervised, or having a major new liability imposed on security;

D. Closure, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, application for bankruptcy, etc.;

E. Shareholders, directors and current senior managers are involved in major cases or economic disputes;

F. Event of default occurs under other Agreements of the Borrower;

G. Operating difficulties and deterioration of financial position;

H. A decline in the market price of collateral or collateral.

(5) The repayment of the debts of the Borrower to the Lender takes precedence over the loans of the Borrower's shareholders and is no less than the similar debts of other creditors. In addition, the Borrower shall not repay the loan to the shareholders of the Borrower from the effective date of this Agreement until the principal and interest of the loan and relevant expenses under this Agreement are fully paid off.

(6) In the event of the net profit after tax in the relevant fiscal year is zero or negative, or the net profit after tax is insufficient to make up for the previous fiscal year in the case of accumulated losses, or the pre-tax profit has not been used to repay the principal, interest and debt payable by the Borrower or during the fiscal year if the expenses or pre-tax profits are insufficient to repay the principal, interest and expenses of the next period, the Borrower shall not distribute dividends or bonuses to the shareholders in any form. If the net profit after tax in the relevant fiscal year is zero or negative, or the net profit after tax is insufficient to cover previous accounting in the case of accumulative annual losses, or the pre-tax profit has not been used to repay the principal and interest of the Borrower that should be repaid in that fiscal year where interest and expenses or pre-tax profits are insufficient to repay the next principal, interest and expenses, the Borrower shall not pay any form of distributions or dividends to the shareholders. And where dividends or bonuses can be distributed to shareholders in accordance with the provisions of this paragraph, the dividends distributed by the Borrower to shareholders shall not exceed 50% of the Borrower's after-tax profit.

(7) The Borrower shall not dispose of its own assets in a way that reduces its solvency, and promise that the total amount of its external guarantee is not higher than one time of its net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limits prescribed in its articles of association the forehead.

(8) Except for the purposes agreed herein or with the consent of the Lender, the Borrower shall not contribute to the account of the same name or affiliated party transfer the loan funds under this Agreement.

For the transfer of the Borrower's account of the same name or related party, the Borrower shall provide corresponding certification materials.

(9) The guarantee conditions, pricing of loan interest rate and repayment sequence provided by the Borrower to the Lender for the loan hereunder the terms of the loan are not less than those now or in the future granted to any other financial institution.

(10) The Lender has the right to recover the loan in advance according to the recovery of the Borrower's funds.

(11) The Borrower shall cooperate with Lender in due diligence, provide and update customer and beneficial owner information, provide background information on transaction.

(12) Other commitments of the Borrower: N/A.

Article 10. Disclosure of Related Transactions within the Borrower's Group

The parties agree that clause 1 below shall apply:

1. The Borrower does not belong to the group client identified by the Lender according to the Risk Management Guidelines for Group Client Credit Granting of Commercial Banks (the "Guidelines").

2. The Borrower is identified as a business customer of the Lender in accordance with the Guidelines. The Borrower shall timely report to the Lender related transactions of more than 10% of the net assets, including transactions party's affiliation, transaction items and nature, transaction amount or corresponding proportion, pricing policy (including no amount or for a nominal amount).

Borrower under any of the following circumstances, the Lender shall have the right to unilaterally decide to stop paying the Borrower of loan, and take back ahead of schedule part or full loan principal and interest: using false agreements entered with related parties, with no real trade background notes receivable, accounts receivable and other claims to get capital or credit facility from the bank; major mergers, acquisitions and reorganizations which the Lender believes may affect the safety of the loan; or through related party transactions, intentionally evade the Borrower’s debt to the bank. (Other circumstances specified in the Guidelines, Article 18).

Article 11. Event of Breach and Handling

Any of the following shall constitute or be deemed to be a default of the Borrower under this Agreement:

1. The Borrower fails to perform its payment and repayment obligations to the Lender as agreed herein;

2. The Borrower fails to use the loan funds in the manner agreed herein or fails to use the obtained funds for the purposes agreed herein , or the Borrower will use the loan funds for re-lending or purchase other financial products for arbitrage;

3. The statements made by the Borrower in this Agreement are untrue or in violation of its commitments made in this Agreement;

4. In the opinion of the Lender, circumstances as set forth in Paragraph 2 (4) of Article 9 hereof may affect the Borrower or liability the financial condition and performance capacity of the insurer and the Borrower's failure to provide new security or change the guarantor as required by this Agreement;

5. The credit status of the Borrower deteriorates, or there is the deterioration of the Borrower's financial indicators such as profitability, debt paying ability, operating ability and cash flow, or the breach of the constraints of indicators agreed herein or other financial agreements;

6. The Borrower defaults under other Agreements with the Lender or other institutions of Bank of China Limited; an event of default occurs under the Credit extension Agreement between the Borrower and other financial institutions;

7. The Guarantor violates the provisions of the Guarantee Agreement, or between the guarantor and the Lender or other institutions of bank of China Limited Event of breach of Agreement under other Agreements;

8. The Borrower terminates business or has dissolution, revocation or bankruptcy.

9. The Borrower is involved or may be involved in major economic disputes, lawsuits or arbitration, or its assets are sealed up, distrained or forced or be investigated or punished by judicial organs, tax authorities, industrial and commercial authorities or other administrative authorities according to law Which may affect its performance of its obligations under this Agreement;

10. Major investors and key management personnel of the Borrower change or disappear abnormally, or are investigated or restricted by judicial organs according to law which has or may affect its performance of its obligations hereunder;

11. The Lender reviews the financial condition and performance ability of the Borrower every year (i.e., every full year starting from the effective date of this Agreement), it finds that there are circumstances that may affect the financial condition and performance ability of the Borrower or the guarantor;

12. The designated fund collection account has large amount or abnormal capital inflow and outflow, and the Borrower fails to provide explanatory materials accepted by the Lender;

13. The Lender believes that there is material negative news in the Borrower's market or industry involved;

14. The Lender considers that any restrictive policy promulgated by the State, foreign government or international organization is or may be relevant to this Agreement and cause significant adverse effects on industries and trades;

15. The Borrower refuses to cooperate with the Lender in due diligence, or the Lender finds that the Borrower's transaction is illegal or irregular, or the Lender has reasonable grounds to suspect that the Borrower or its related transaction/counterparty is involved in money laundering, terrorist financing, or the Borrower's transactions involving violations of relevant sanctions;

16. The Borrower violates other provisions of this Agreement concerning the rights and obligations of the parties.

In the event of a breach of Agreement as specified in the preceding paragraph, the Lender is entitled to take the following measures separately or simultaneously depending on the specific circumstances:

1. Require the Borrower and the guarantor to correct their breach of Agreement within a time limit;

2. Reduce, suspend, cancel or terminate the line of credit extended to the Borrower in whole or in part;

3. Suspend or terminate accepting all or part of the Borrower's business applications such as withdrawals under this Agreement or other Agreements between the Borrower and the Lender. Suspend or cancel all or part of the loans and trade financing that have not yet been issued, or terminate the issuance, payment and processing of the loans and trade financing that have not yet been issued;

4. Declare that all or part of the outstanding loan/trade finance principal and interest and other amounts payable under this Agreement and other Agreements between the Borrower and the Lender are immediately due;

5. Terminate or rescind this Agreement, or terminate or rescind all or part of other Agreements between the Borrower and the Lender;

6. Require the Borrower to indemnify the Lender for losses caused by its breach of the Agreement, including attorney's fees, legal costs, arbitration fees, preservation fees, notary fees, enforcement fees and other related expenses and losses caused by the realization of the creditor's rights:

7. Freeze or deduct the amount of the Borrower in the accounts opened by the Lender and other institutions of bank of China Limited to repay all or part of the debts owed by the Borrower to the Lender under this Agreement. Undue amounts in the account are deemed to be due early.If the currency of the account is different from the currency of the Lender's business valuation, the exchange rate applicable to the Lender at the time of withholding shall be converted;

8. Exercise the real right for security;

9. Require the surety to bear the suretyship liability;

10. Other measures deemed necessary and possible by the Lender, including freezing the Borrower's settlement account, etc.

Article 12. Reservation of Rights

Failure of either party to exercise part or all of its rights hereunder or to require the other party to perform or assume part or all of its obligations and responsibilities shall not constitute a waiver of such rights or exemption of such obligations and responsibilities.

Any indulgence, extension or postponement by either party to the other party of its rights hereunder shall not affect its performance in accordance with this Agreement. Any rights enjoyed in connection with laws and . regulations shall not be regarded as a waiver of such rights.

Article 13. Change, Modification and Termination

This Agreement may be changed or modified in writing upon mutual agreement of both parties. Any change or modification shall form an integral part of this Agreement.

Unless otherwise provided by laws and regulations or otherwise agreed by the parties, this Agreement shall not be terminated until all rights and obligations hereunder have been fulfilled.

Unless otherwise stipulated by laws and regulations or agreed by the parties, the invalidity of any provision hereof shall not affect the legal effect of other provisions.

Article 14. Application of Law and Dispute Resolution

This Agreement shall be governed by the laws of the People's Republic of China.

After the Agreement comes into force, all disputes arising from the execution and performance of the Agreement or in connection with the Agreement shall be settled by both parties through negotiation.If no agreement can be reached through negotiation, either party may adopt the following method:

1. Arbitration. The arbitration shall be submitted to Guangzhou Arbitration Commission in Guangzhou, China in accordance with the commission's arbitration rules in effect at the time of submission of the application (Place of arbitration) for arbitration. The arbitral award shall be final and binding upon all parties.

2. Lawsuit.The parties concerned may choose Chinese courts to settle the case through litigation through consultation.

During the dispute settlement period, if the dispute does not affect the performance of other provisions of this Agreement, such other provisions shall continue to be performed.

Article 15. Attachments

The following annexes and other annexes confirmed by both parties constitute an integral part of this Agreement and have the same legal effect as this Agreement.

1. Withdrawal Notice:

2. Note for loan.

Article 16. Other Conventions

1. Without the written consent of the Lender, the Borrower shall not assign any rights or obligations hereunder to a third party.

2. The Borrower acknowledges that if the Lender entrusts other institutions of Bank of China Limited to perform its rights and obligations hereunder due to business needs, or assigns the loan business hereunder to the group institution of Bank of China Limited to undertake and manage.Lender bank of China co., LTD., authorized by the other institutions, or undertake business loan under this Agreement of bank of China co., LTD. Other organizations shall have the right to exercise all rights under this Agreement, has the right to dispute under this Agreement in the name of the agency, submit to the court, arbitration award or apply for compulsory execution.

3. Without prejudice to other provisions hereof, this Agreement shall be legally binding on both parties and their successors and assignees.

4. Unless otherwise agreed, the parties shall designate the place of residence specified in this Agreement as the address for correspondence and contact and the valid address for service confirmed by both parties.The applicable scope of service address includes all kinds of notices, Agreements and other documents during the performance of the Agreement by both parties as well as relevant documents and legal documents when disputes arise over the Agreement, and the first instance, second instance, retrial and execution procedures after the disputes enter into arbitration and civil litigation procedures.

In case of any change of the above address, either party shall inform the other party in writing of the changed address 10 working days in advance. In arbitration and civil proceedings, either party shall perform the obligation of serving notice of change of address to the arbitration institution or the court when the address of the party changes.If either party fails to perform the notification obligation in the aforesaid manner, the address for service confirmed in this Agreement shall still be deemed as the valid address for service.

Where a legal document is not actually received by either party due to inaccurate service address provided or confirmed by either party, failure to timely inform the other party and the court of the change of service address, or refusal of the designated receiver to sign for receipt, etc., service by mail shall be deemed to be made on the date when the document is returned.In case of direct service, the date on which the person serving the service proves the situation on the receipt shall be deemed as the date of service.

5. The transactions hereunder shall be conducted on the basis of their respective independent interests. If other parties to the transaction constitute affiliates or affiliated persons of the Lender according to relevant laws, regulations and regulatory requirements, neither party shall seek to influence the fairness of the transaction by using such affiliation.

6. The titles and business names in this Agreement are for convenience only and shall not be used for interpretation of any articles, rights and obligations of bother parties under this Agreement.

7. The Lender has the right to provide the information related to this Agreement and other information related to the Borrower to the basic database of financial credit information and other credit information databases established according to law in accordance with relevant laws, regulations and regulatory provisions, for the inquiry and use of appropriately qualified institutions or individuals according to law.The Lender also has the right to query the relevant information of the Borrower through the basic database of financial credit information and other credit information databases established according to law for the purpose of the conclusion and performance of this Agreement.

8, In case of statutory holidays, the drawdown date and repayment date shall be postponed to the first working day after such holidays.

9, If the Lender fails to perform the Agreement or fails to perform as agreed herein due to changes in laws, regulations, regulatory regulations or requirements of the regulatory authority, the Lender shall have the right to terminate or modify the performance of the Agreement and the individual agreements hereunder in accordance with changes in laws, regulations, regulatory regulations or requirements of the regulatory authority.If the Lender is unable to perform or perform as agreed herein due to termination or modification of the Agreement due to such reason, the Lender shall be exempted from liability.

10. The Borrower may consult and complain about the Agreement to the Lender through the contact number listed hereunder with charges.

11. The Borrower shall deposit no less than 10% of the principal and interest of the loan in the repayment account for repayment no later than 15 banking working days before the maturity of each principal and interest.

Article 17. The Agreement comes into effect

This Agreement shall come into force upon being signed and affixed with official seals by the legal representatives (responsible persons) of both parties or their authorized signatories. If signed by the authorized signatory, the power of attorney shall be provided.

This Agreement is made in duplicate, with each party holding one copy and each copy having the same legal effect.

Borrower: /s/ Zhongjing Pop (Guangzhou) Culture Media Co., LTD.

Authorized Signatory: Huang Zhuoqin

May 27, 2021

Lender: /s/ Bank of China Limited Guangzhou Panyu Branch

Authorized signatory: Mr. Chen

May 27, 2021